SUNEDISON REPORTS SECOND QUARTER 2014 RESULTS

Second Quarter 2014 Highlights:

•	GAAP revenue of $646.2 million and GAAP EPS of ($0.16)

•	Non-GAAP revenue of $557.5 million and non-GAAP EPS of $0.12

•	Solar Energy non-GAAP revenue related to 54 MW of solar energy systems

•	164 MW of solar energy systems retained on the balance sheet and 475 MW under construction at quarter end

•	Solar project pipeline grew to 4.3 GW and backlog increased to 1.1 GW at end of quarter

•	Raised $600 million through a convertible senior note offering

•	Completed SunEdison Semiconductor initial public offering and related transactions

Maryland Heights, Missouri, August 7, 2014 - SunEdison, Inc. (NYSE: SUNE) today announced financial results for the 2014 second quarter.

“The second quarter was a transformational period for SunEdison. Our teams superbly executed multiple complex financing initiatives while keeping our core business on track," said Ahmad Chatila, Chief Executive Officer. "Among the milestones achieved were the successful completion of the SunEdison Semiconductor IPO and the placement of convertible senior notes, both of which give us additional flexibility to accelerate growth. In addition, just after quarter-end we successfully completed the TerraForm Power IPO which we expect to be a key driver for lower cost of capital. With these accomplishments and our growing project pipeline, we believe we are increasingly well positioned to succeed in this rapidly growing and dynamic market."

Key summary financial results for the 2014 second quarter are set out in the following table. Financial results include consolidation of SunEdison Semiconductor Limited ("SSL"). See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

							US$ Millions except for EPS
Financial Highlights:	2Q'14		1Q'14		2Q'13		Qtr/Qtr			Yr/Yr
GAAP:
Net Sales	$646.2	(1)	$546.5	(4)	$401.3	(6)	$99.7	or	18%	$244.9	or	61%
Gross Margin %	4.0%	(1)	8.6%	(4)	12.3%	(6)	(460)		bps	(830)		bps
Operating Loss	$(108.7)	(1)	$(78.1)	(4)	$(46.6)	(6)	$(30.6)			$(62.1)
Net Loss	$(41.2)	(1)(2)(3)	$(613.6)	(4)(5)	$(102.9)	(6)	$572.4			$61.7
EPS	$(0.16)	(1)(2)(3)	$(2.31)	(4)(5)	$(0.45)	(6)	$2.15			$0.29
Non-GAAP:
Net Sales	$557.5		$577.6		$491.6		$(20.1)	or	(3)%	$65.9	or	13%
Gross Margin %	4.6%		3.8%		5.9%		80		bps	(130)		bps
Operating Loss	$(108.9)		$(103.6)		$(67.0)		$(5.3)			$(41.9)
Net Income (Loss)	$33.7	(3)	$(64.2)		$(42.4)		$97.9			$76.1
EPS	$0.12	(3)	$(0.25)		$(0.19)		$0.37			$0.31
Cash Flow:
Capital Expenditures	$74.9		$20.1		$38.8		$54.8			$36.1
Cash Flow from Operations	$(78.6)		$(215.2)		$(86.4)		$136.6			$7.8
Free Cash Flow	$(80.2)		$(110.8)		$4.4		$30.6			$(84.6)
Note: Table unaudited
(1) Includes $16.6 million, or EPS of $0.05 related to previously deferred GAAP revenue.
(2) Includes $47.6 million, or EPS of $(0.18), related to non-cash fair value adjustments for our convertible notes related derivatives.
(3) Includes $145.7 million, or EPS of $0.54, related to a gain from a favorable fair value adjustment on a previously held equity method investment.
(4) Includes $14.3 million, or EPS of $0.05, related to previously deferred GAAP revenue.
(5) Includes $451.8 million, or EPS of $(1.69), related to non-cash fair value adjustments for our convertible notes related derivatives.
(6) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.

Cash Flow
Operating cash used in the 2014 second quarter was $78.6 million and was primarily the result of changes in working capital and continued investment to grow the business.

Free cash flow was ($80.2) million and was largely influenced by solar energy project financing and solar project construction activities, acquisitions, and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $74.9 million in the 2014 second quarter, of which $22.3 million was incurred in the Semiconductor Materials segment and $32.1 million was related to capital investments in SMP Ltd. ("SMP"), a joint venture with Samsung Fine Chemicals which we own and operate. SMP was consolidated in May 2014, after the transactions related to SSL's IPO.

During the 2014 second quarter, the company issued $600 million aggregate principal amount 0.25% convertible senior notes due 2020 in a private placement offering. The company received net proceeds of $534.3 million in the offering, after the net cost of the associated call spread overlay. Also during the 2014 second quarter, the company completed the initial public offering of 8,280,000 ordinary shares of SSL, our semiconductor materials business. All of the shares in the offering were sold by SSL, including 1,080,000 ordinary shares sold to the underwriters pursuant to the underwriters' exercise in full of their overallotment option. The net proceeds of the offering were $98.2 million after associated fees and expenses. The shares of SSL began trading on May 22, 2014 under the ticker symbol "SEMI" on the NASDAQ Global Select Market. As of June 30, 2014, SunEdison, Inc. held a 56.8% interest in SSL.

Concurrent with the SSL IPO, Samsung and related entities purchased 9,625,578 ordinary shares of SSL through a private placement at a price of $13.00 per share, resulting in net cash proceeds of $87.3 million after deducting private placement commissions.

On May 28, 2014, the company acquired from Samsung Fine Chemicals an approximate 35% interest in SMP, our polysilicon manufacturing joint venture, for $140.7 million. Prior to the completion of the SSL IPO, SunEdison contributed this approximate 35% interest in SMP to SSL. As a result, on a consolidated basis, the company owns an approximate 85% interest in SMP, and thus SMP's results are included in the company's consolidated financial statements from May 28, 2014.

Subsequent to the 2014 second quarter close, on July 23, 2014, the company completed the initial public offering of TerraForm Power, Inc. ("TerraForm"). TerraForm issued 23,074,750 Class A shares at a price of $25.00 per share. All of the shares in the offering were sold by TerraForm, including 3,009,750 Class A shares sold to the underwriters pursuant to the underwriters' exercise in full of their overallotment option. SunEdison received net proceeds of approximately $159.2 million, after deducting a bridge loan repayment, underwriting discounts, structuring fee commissions and related offering costs. The shares of TerraForm began trading on the NASDAQ Global Select Market on July 18, 2014 under the ticker symbol "TERP." As of August 6, 2014, SunEdison, Inc. held a 63.9% interest in TerraForm.

The company ended the 2014 second quarter with cash and cash equivalents of $954.7 million and cash committed for construction projects of $176.1 million, for a total of $1,130.8 million.

Earnings per Share
Second quarter 2014 GAAP earnings per share was ($0.16) and non-GAAP earnings per share was $0.12. Second quarter 2014 GAAP included a benefit of $145.7 million, or $0.54 per share net of tax, related to a gain from a favorable fair value adjustment on our previously held equity method investment in SMP, partially offset by a charge of $47.6 million, or ($0.18) per share net of tax, related to non-cash fair value adjustments for our convertible notes related derivatives primarily resulting from the increase in the company's share price from April 1, 2014 to May 29, 2014.

Segment Results
Key segment financial results for the 2014 second quarter are set out in the following table. Financial results include full consolidation of SSL. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

										US$ Millions
Segment Summary	2Q'14		1Q'14		2Q'13		Qtr/Qtr			Yr/Yr
Net Sales:
Solar Energy GAAP	$431.6	(1)	$340.4	(2)	$161.2	(3)	$91.2	or	27%	$270.4	or	168%
Solar Energy Non-GAAP	$342.9		$371.5		$251.5		$(28.6)	or	(8)%	$91.4	or	36%
Semiconductor Materials	$214.6		$206.1		$240.1		$8.5	or	4%	$(25.5)	or	(11)%
Operating (Loss) Income:
Solar Energy GAAP	$(109.7)	(1)	$(61.2)	(2)	$(38.5)	(3)	$(48.5)			$(71.2)
Solar Energy Non-GAAP	$(109.9)		$(86.7)		$(58.9)		$(23.2)			$(51.0)
Semiconductor Materials	$1.0		$(16.9)		$(8.1)		$17.9			$9.1
Note: Table unaudited
(1) Includes $16.6 million, or EPS of $0.05 related to previously deferred GAAP revenue.
(2) Includes $14.3 million, or EPS of $0.05, related to previously deferred GAAP revenue.
(3) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was higher year-over-year, driven by higher solar project volume and higher sales of solar materials. Solar Energy segment GAAP revenue for the 2014 second quarter and 2013 second quarter included $16.6 million and $11.7 million, respectively, of previously deferred solar project revenue. GAAP revenue was higher sequentially, driven by higher solar project sales volume and higher energy sales. In the 2014 second quarter, Solar Energy recognized GAAP revenue from solar projects totaling 90 MW, up from 78 MW in the 2014 first quarter and 14 MW in the 2013 second quarter. During the 2014 second quarter, 164 MW of additional projects were constructed and held on the balance sheet.

Operating loss was higher year-over-year and sequentially due primarily to lower solar energy system gross margin and higher operating expenses related to growth initiatives, costs related to the SSL and TerraForm IPOs, and costs associated with holding rather than selling retained projects.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was higher year-over-year and lower sequentially. Year-over-year non-GAAP revenue increased due to higher solar project and solar materials sales. Sequentially, non-GAAP revenue was lower primarily as a result of lower solar project sales, only partially offset by higher energy sales. Non-GAAP revenue resulted from 54 MW of solar projects sold in the 2014 second quarter, compared to non-GAAP revenue from 76 MW in the 2014 first quarter and 51 MW in the 2013 second quarter. Of the 54 MW of non-GAAP revenue in the 2014 second quarter, 49 MW were direct sales and 5 MW were sale-leaseback transactions.

Solar Energy segment non-GAAP operating loss increased year-over-year and sequentially. Higher operating expenses related to growth initiatives and costs associated with holding rather than selling retained projects contributed to the lower year-over-year results. Relative to the 2014 first quarter, operating loss increased due to investment in growth initiatives and expenses related to financial transactions during the quarter.

Solar Project Pipeline, Backlog & Construction
The Solar Energy segment ended the 2014 second quarter with a project pipeline of 4.3 GW, up 684 MW compared to the prior quarter and up 1,387 MW from the year ago period. Backlog at June 30, 2014 was 1.1 GW, up 99 MW from the prior quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of June 30, 2014, 475 MW of the pipeline was under construction, compared to 463 MW as of March 31, 2014 and 200 MW as of June 30, 2013. Of the projects under construction, we expect to retain a majority on the balance sheet. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Semiconductor Materials
Semiconductor Materials revenue for the 2014 second quarter was lower year-over-year and higher compared to the prior quarter. Second quarter 2014 revenue was lower year-over-year due to lower average selling prices resulting from softness in the semiconductor industry, partially offset by a more favorable sales mix. Revenue was higher sequentially, driven by improved volume and sales mix and higher average selling prices.

Compared to the 2013 second quarter, segment operating profit increased sequentially and year-over-year due to lower polysilicon costs, improved manufacturing efficiencies and lower expenses. Second quarter 2014 operating profit included a $3.4 million net favorable restructuring reversal.

Outlook
The company provided the following key metrics for the 2014 third quarter and revised metrics for full-year 2014. Assuming no significant worldwide economic issues in these periods, the company expects the following:

For the third quarter 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 70 MW to 80 MW

•	Solar energy systems MW retained on the balance sheet between 200 MW and 230 MW

•	Solar energy systems MW completed between 270 MW and 310 MW

•	Fully developed solar energy systems average project pricing between $2.60/watt and $3.00/watt

For the full year 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 290 MW to 320 MW

•	Solar energy systems MW retained on the balance sheet between 710 MW and 830 MW

•	Solar energy systems MW completed between 1,000 MW and 1,150 MW

•	Fully developed solar energy systems average project pricing between $2.50/watt and $3.00/watt

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions as well as related tax impacts.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call today, August 7, 2014, at 8:00 a.m. ET to discuss the company’s 2014 second quarter results and related business matters. A live webcast will be available on the company’s web site at www.SunEdison.com, or by dialing (612) 338-1040 at least five minutes prior to the scheduled start time, and referencing “SunEdison.”
A replay of the conference call will be available from 10:00 a.m. ET on August 7, 2014, until 11:59 p.m. ET on August 21, 2014. To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 331387. A replay will also be available on the company's web site at www.SunEdison.com.

About SunEdison
SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers. SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company’s Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa, India and Asia. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that for the third quarter of 2014, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 70 MW to 80 MW, solar energy systems MW retained on the balance sheet to be between 200 MW and 230 MW, total solar energy systems completed to be between 270 MW and 310 MW, and that fully developed solar energy systems average project pricing to be between $2.60/watt and $3.00/watt; that for the 2014 full year, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 290 MW to 320 MW, solar energy systems MW retained on the balance sheet to be between 710 MW and 830 MW, total energy systems completed to be between 1,000 MW and 1,150 MW and total solar energy systems average project pricing to be between $2.50/watt and $3.00/watt and that we expect to retain on the balance sheet most of the projects currently under construction.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes;

changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; with respect to the separation of the semiconductor business, SunEdison Semiconductor Limited, and initial public offering of TerraForm Power, Inc.: (i) the expected use of the proceeds received; and (ii) we may be involved in various conflicts of interest which could be resolved in a manner unfavorable to us; we may not be able to achieve some or all of the expected benefits; and other risks described in the company’s filings with the Securities and Exchange Commission;; and we are exposed to risks associated with certain obligations to TerraForm associated with the initial portfolio, future Call Right Projects and interests in additional clean energy projects. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:

Investors/Analysts:

R. Phelps Morris
Vice President, Investor Relations
(314) 770-7325
pmorris@sunedison.com

Chris Chaney
Director, Investor Relations
(636) 474-5226
cchaney@sunedison.com
-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales	$646.2	$546.5	$401.3	$1,192.7	$844.9
Cost of goods sold	620.4	499.3	352.1	1,119.7	746.0
Gross profit	25.8	47.2	49.2	73.0	98.9
Operating expenses:
Marketing and administration	119.2	109.8	78.8	229.0	149.1
Research and development	18.7	12.9	18.1	31.6	35.5
Restructuring reversals	(3.4)	2.6	(1.1)	(0.8)	(5.6)
Operating loss	(108.7)	(78.1)	(46.6)	(186.8)	(80.1)
Non-operating expense (income):
Interest expense	94.1	67.6	34.6	161.7	82.1
Interest income	(5.8)	(2.9)	(0.8)	(8.7)	(1.3)
Loss on convertible notes derivatives, net	47.6	451.8	—	499.4	—
Gain on previously held equity investment	(145.7)	—	—	(145.7)	—
Other, net	3.7	2.0	2.4	5.7	3.5
Total non-operating (income) expense	(6.1)	518.5	36.2	512.4	84.3
Loss before income taxes and equity in earnings (loss) of joint ventures	(102.6)	(596.6)	(82.8)	(699.2)	(164.4)
Income tax expense (benefit)	(43.0)	20.5	13.6	(22.5)	33.1
Loss before equity in earnings (loss) of joint ventures	(59.6)	(617.1)	(96.4)	(676.7)	(197.5)
Equity in earnings (loss) of joint ventures, net of tax	8.4	1.1	—	9.5	(0.3)
Net loss	(51.2)	(616.0)	(96.4)	(667.2)	(197.8)
Net (income) loss attributable to noncontrolling interests	10.0	2.4	(6.5)	12.4	5.5
Net loss attributable to SunEdison stockholders	$(41.2)	$(613.6)	$(102.9)	$(654.8)	$(192.3)
Basic loss per share [*]	$(0.16)	$(2.31)	$(0.45)	$(2.46)	$(0.85)
Diluted loss per share [*]	$(0.16)	$(2.31)	$(0.45)	$(2.46)	$(0.85)
Weighted-average shares used in computing basic loss per share	268.2	267.1	231.7	267.7	231.5
Weighted-average shares used in computing diluted loss per share	268.2	267.1	231.7	267.7	231.5
[*] During the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(0.4) million, $(3.2) million and $(2.0) million, respectively. During the six months ended June 30, 2014 and June 30, 2013 the adjustment affected the numerator of the EPS calculation by $(3.6) million and $(4.4) million, respectively.

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales:
Solar Energy	$431.6	$340.4	$161.2	$772.3	$373.6
Semiconductor Materials	214.6	206.1	240.1	420.4	471.3
Consolidated net sales	$646.2	$546.5	$401.3	$1,192.7	$844.9
Operating loss:
Solar Energy	$(109.7)	$(61.2)	$(38.5)	$(170.6)	$(66.0)
Semiconductor Materials	1.0	(16.9)	(8.1)	(16.2)	(14.1)
Consolidated operating loss	$(108.7)	$(78.1)	$(46.6)	$(186.8)	$(80.1)

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$954.7	$573.5
Cash committed for construction projects	176.1	258.0
Restricted cash	93.1	70.1
Accounts receivable, net	326.3	351.5
Inventories	219.5	248.4
Solar energy systems held for development and sale	363.5	460.1
Prepaid expenses and other current assets	506.4	423.4
Total current assets	2,639.6	2,385.0
Investments	41.3	41.1
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,771.0	1,108.7
Solar energy systems, net of accumulated depreciation	2,981.0	2,014.2
Restricted cash	103.2	73.8
Note hedge derivative asset	—	514.8
Other assets	856.7	542.9
Total assets	$8,392.8	$6,680.5

	June 30, 2014	December 31, 2013
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of Solar Energy non-solar energy systems debt	$78.0	$—
Current portion of Solar Energy systems debt, including financing and capital leaseback obligations	402.3	394.7
Current portion of Semiconductor Materials debt	2.1	2.8
Accounts payable	1,030.9	867.7
Accrued liabilities	488.8	432.7
Current portion of deferred revenue	121.9	154.7
Current portion of customer and other deposits	36.2	36.7
Total current liabilities	2,160.2	1,889.3
Solar Energy non-solar energy systems debt, less current portion	1,614.6	868.2
Solar Energy systems debt, less current portion, including financing and capital leaseback obligations	3,092.1	2,302.9
Semiconductor Materials debt, less current portion	205.8	7.6
Customer and other deposits, less current portion	23.7	103.3
Deferred revenue, less current portion	123.6	90.0
Conversion option derivative liability	—	506.5
Warrant derivative liability	—	270.5
Other liabilities	310.7	301.0
Total liabilities	7,530.7	6,339.3

Stockholders’ equity:
Common stock	2.7	2.7
Additional paid-in capital	1,188.7	457.7
Accumulated deficit	(822.7)	(168.0)
Accumulated other comprehensive loss	(4.8)	(60.0)
Treasury stock	(5.8)	(0.2)
Total SunEdison stockholders’ equity	358.1	232.2
Noncontrolling interests	504.0	109.0
Total stockholders’ equity	862.1	341.2
Total liabilities and stockholders’ equity	$8,392.8	$6,680.5

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cash flows from operating activities:
Net loss	$(51.2)	$(616.0)	$(96.4)	$(667.2)	$(197.8)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	91.8	62.0	61.0	153.8	121.8
Stock-based compensation	5.8	8.6	6.7	14.4	13.9
Expense for deferred taxes	(38.7)	(3.0)	(18.4)	(41.7)	(25.9)
Deferred revenue	(89.6)	(50.0)	(23.0)	(139.6)	(24.1)
Loss on convertible notes derivatives, net	47.6	451.8	—	499.4	—
Gain on previously held equity investment	(145.7)	—	—	(145.7)	—
Other non-cash	10.8	2.4	8.6	13.2	(1.2)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(10.4)	53.6	45.4	43.2	(15.1)
Inventories	(3.0)	31.5	(12.8)	28.5	5.8
Solar energy systems held for development and sale	78.6	(80.9)	(94.2)	(2.3)	(131.0)
Prepaid expenses and other current assets	(72.2)	(31.3)	(13.2)	(103.5)	(29.3)
Accounts payable	8.1	(113.6)	57.8	(105.5)	(9.7)
Deferred revenue for solar energy systems	101.0	57.9	27.8	158.9	64.2
Customer and other deposits	(35.4)	(6.2)	(14.2)	(41.6)	(33.8)
Accrued liabilities	5.5	32.2	(15.4)	37.7	31.3
Other long term liabilities	(0.3)	(3.0)	(1.1)	(3.3)	5.7
Other	18.7	(11.2)	(5.0)	7.5	20.2
Net cash used in operating activities	(78.6)	(215.2)	(86.4)	(293.8)	(205.0)
Cash flows from investing activities:
Capital expenditures	(74.9)	(20.1)	(38.8)	(95.0)	(69.6)
Construction of solar energy systems	(325.3)	(326.4)	(75.1)	(651.7)	(122.5)
Purchases of cost and equity method investments	(35.1)	(18.7)	(27.1)	(53.8)	(45.6)
Net proceeds from equity method investments	5.8	0.2	50.4	6.0	62.1
Change in restricted cash	(34.3)	(14.2)	7.8	(48.5)	10.6
Change in cash committed for construction projects	2.1	80.8	(72.1)	82.9	(69.4)
Cash paid for acquisitions, net of cash acquired	(241.9)	(14.1)	—	(256.0)	—
Other	—	—	(0.6)	—	(0.6)
Net cash used in investing activities	(703.6)	(312.5)	(155.5)	(1,016.1)	(235.0)

Cash flows from financing activities:
Proceeds from long-term debt	600.0	—	—	600.0	—
Proceeds from SSL term loan	210.0	—	—	210.0	—
Proceeds from solar energy system financing and capital lease obligations	627.6	461.8	231.5	1,089.4	330.0
Principal payments on long term debt	(10.6)	—	(1.4)	(10.6)	(1.4)
Repayments of solar energy system financing and capital lease obligations	(242.5)	(20.9)	(38.2)	(263.4)	(50.6)
Payments for note hedge	(173.8)	—	—	(173.8)	—
Proceeds from warrant transactions	123.6	—	—	123.6	—
Net repayments of customer deposits related to long-term supply agreements	—	—	(0.7)	—	(26.9)
Proceeds from SSL IPO and private placement transactions	185.3	—	—	185.3	—
Common stock issued and repurchased	2.9	—	(0.4)	2.9	(0.6)
Proceeds from noncontrolling interests	13.5	10.0	11.4	23.5	11.5
Cash paid for contingent consideration for acquisitions	(0.2)	(1.7)	—	(1.9)	(0.8)
Debt financing fees	(59.7)	(31.5)	(14.9)	(91.2)	(23.0)
Other	(5.2)	1.7	—	(3.5)	—
Net cash provided by financing activities	1,270.9	419.4	187.3	1,690.3	238.2
Effect of exchange rate changes on cash and cash equivalents	2.6	(1.8)	0.1	0.8	(5.7)
Net increase (decrease) in cash and cash equivalents	491.3	(110.1)	(54.5)	381.2	(207.5)
Cash and cash equivalents at beginning of period	463.4	573.5	400.8	573.5	553.8
Cash and cash equivalents at end of period	$954.7	$463.4	$346.3	$954.7	$346.3

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$557.5	$577.6	$491.6	$1,135.1	$922.9
Non-GAAP gross margin	$25.6	$21.7	$28.8	$47.3	$70.6
Non-GAAP gross margin percentage	4.6%	3.8%	5.9%	4.2%	7.6%
Non-GAAP operating loss	$(108.9)	$(103.6)	$(67.0)	$(212.5)	$(108.4)
Non-GAAP net earnings (loss)	$33.7	$(64.2)	$(42.4)	$(30.5)	$(77.9)
Non-GAAP fully diluted earnings (loss) per share [*]	$0.12	$(0.25)	$(0.19)	$(0.13)	$(0.35)

Reconciliations of GAAP to Non-GAAP Measures
SunEdison, Inc. Consolidated
GAAP net sales	$646.2	$546.5	$401.3	$1,192.7	$844.9
Direct sales [B]	(82.9)	21.5	80.5	(61.4)	65.6
Financing sale-leasebacks [C]	(5.8)	9.6	9.8	3.8	12.4
Non-GAAP net sales	$557.5	$577.6	$491.6	$1,135.1	$922.9
GAAP gross margin	$25.8	$47.2	$49.2	$73.0	$98.9
Direct sales [B]	7.0	(21.5)	(14.0)	(14.5)	(18.1)
Financing sale-leasebacks [C]	(7.2)	(4.0)	(6.4)	(11.2)	(10.2)
Non-GAAP gross margin	$25.6	$21.7	$28.8	$47.3	$70.6
Non-GAAP gross margin %	4.6%	3.8%	5.9%	4.2%	7.6%
GAAP operating loss	$(108.7)	$(78.1)	$(46.6)	$(186.8)	$(80.1)
Direct sales [B]	7.0	(21.5)	(14.0)	(14.5)	(18.1)
Financing sale-leasebacks [C]	(7.2)	(4.0)	(6.4)	(11.2)	(10.2)
Non-GAAP operating loss	$(108.9)	$(103.6)	$(67.0)	$(212.5)	$(108.4)
GAAP net loss attributable to SunEdison stockholders	$(41.2)	$(613.6)	$(102.9)	$(654.8)	$(192.3)
Non-GAAP adjustments, net of tax [B, C, D and E]	74.9	549.4	60.5	624.3	114.4
Non-GAAP net earnings (loss)	$33.7	$(64.2)	$(42.4)	$(30.5)	$(77.9)
GAAP fully diluted loss per share [*]	(0.16)	(2.31)	(0.45)	(2.46)	(0.85)
Non-GAAP adjustments, net of tax [B, C, D and E]	0.28	2.06	0.26	2.33	0.50
Non-GAAP fully diluted earnings (loss) per share [*, #]	$0.12	$(0.25)	$(0.19)	$(0.13)	$(0.35)
Weighted-average shares used in computing GAAP diluted loss per share	268.2	267.1	231.7	267.7	231.5
Weighted-average shares used in computing Non-GAAP diluted earnings (loss) per share [#]	325.7	267.1	231.7	267.7	231.5

[*] During the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(0.4) million, $(3.2) million and $(2.0) million, respectively. During the six months ended June 30, 2014 and June 30, 2013 the adjustment affected the numerator of the EPS calculation by $(3.6) million and $(4.4) million, respectively.

[#] Non-GAAP fully diluted earnings per share for the three months ended June 30, 2014 includes the dilutive impact of outstanding options and restricted stock units, outstanding warrants and the senior convertible notes due 2021 as these instruments are dilutive in the period. The dilutive impact of the senior convertible notes due 2021 includes an adjustment to the numerator of the EPS calculation for the interest expense associated with these notes of $6.2 million. The impact of the senior convertible notes due 2018 and 2020 was antidilutive for the period.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. It also includes progress of constructing solar energy systems for which we have executed binding sale agreements meeting non-real estate percentage of completion accounting requirements. Non-GAAP operating income reflects a margin in an amount that will equal to the difference between (a) the cash proceeds our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

[E] Adjustment includes a non-cash net loss on derivative instruments for the three and six months ended June 30, 2014 of $47.6 million ($208.4 million, net of tax expense) and $499.4 million ($499.4 million, net of tax), respectively, reported as a non-operating expense in accordance with GAAP, as a result of the net change in the estimated fair values of the embedded conversion option, note hedge and warrant derivative instruments entered into in connection with the senior convertible notes offering completed in December 2013. There were no such adjustments for any prior periods. Management believes it is useful to exclude this net loss from our GAAP net loss and EPS as it is more representative of the results of the continuing operations in the respective reporting period. Excluding this net loss provides investors with a basis to compare the company's performance against the performance of other companies without a net non-cash loss on such derivative instruments. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$342.9	$371.5	$251.5	$714.7	$451.6
Solar Energy Segment Non-GAAP operating loss	$(109.9)	$(86.7)	$(58.9)	$(196.3)	$(94.3)

Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment:
Solar Energy GAAP net sales	$431.6	$340.4	$161.2	$772.3	$373.6
Direct sales [B]	(82.9)	21.5	80.5	(61.4)	65.6
Financing sale-leasebacks [C]	(5.8)	9.6	9.8	3.8	12.4
Solar Energy Non-GAAP net sales	$342.9	$371.5	$251.5	$714.7	$451.6
Solar Energy GAAP operating loss	$(109.7)	$(61.2)	$(38.5)	$(170.6)	$(66)
Direct sales [B]	7.0	(21.5)	(14.0)	(14.5)	(18.1)
Financing sale-leasebacks [C]	(7.2)	(4.0)	(6.4)	(11.2)	(10.2)
Solar Energy Non-GAAP operating loss	$(109.9)	$(86.7)	$(58.9)	$(196.3)	$(94.3)
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net loss attributable to SunEdison stockholders	$(41.2)	$(613.6)	$(102.9)	$(654.8)	$(192.3)
Net interest expense	88.3	64.7	33.8	153.0	80.8
Depreciation and amortization	91.8	62.0	61.0	153.8	121.8
Income tax expense (benefit)	(43.0)	20.5	13.6	(22.5)	33.1
EBITDA [A]	$95.9	$(466.4)	$5.5	$(370.5)	$43.4

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
		June 30, 2014	December 31, 2013
Convertible senior notes due 2018, net of discount		$472.6	$460.0
Convertible senior notes due 2020, net of discount		416.9	—
Convertible senior notes due 2021, net of discount		418.5	408.3
SMP Ltd. credit facilities		384.6	—
Semiconductor Materials debt		207.9	10.3
Solar Energy recourse financing		41.0	60.2
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, current portion		396.9	393.2
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, less current portion		2,656.5	2,244.2
Solar Energy non-recourse acquisition facility		400.0	—
Total		$5,394.9	$3,576.2

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended,			Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net cash used in operating activities	(78.6)	$(215.2)	$(86.4)	$(293.8)	$(205.0)
Capital expenditures	(74.9)	(20.1)	(38.8)	(95.0)	(69.6)
Construction of solar energy systems	(325.3)	(326.4)	(75.1)	(651.7)	(122.5)
Proceeds from solar energy system financing and capital lease obligations	627.6	461.8	231.5	1,089.4	330.0
Repayments of solar energy system financing and capital lease obligations	(242.5)	(20.9)	(38.2)	(263.4)	(50.6)
Proceeds from noncontrolling interests	13.5	10.0	11.4	23.5	11.5
Free cash flow [A]	$(80.2)	$(110.8)	$4.4	$(191.0)	$(106.2)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).